Exhibit k(4)

Amended and Restated Expense Limitation Agreement

To:	Resource Credit Income Fund 717 Fifth Avenue, 14th Floor New York, NY 10022

November 25, 2019

Dear Board Members:

You have engaged us to act as the sole investment adviser to Resource Credit Income Fund (the “Trust,” or the “Fund”), pursuant to a Management Agreement dated on or about September 9, 2016. Please note that this Expense Limitation Agreement supersedes and replaces any expense limitation agreement between the parties below executed prior to the date hereof.

Effective as of the date hereof, we agree, at least until January 31, 2021, to waive our management fees (excluding any incentive fee) and to pay or absorb the ordinary annual operating expenses of the Fund (excluding interest, dividend expense, amortization/accretion on securities sold short, brokerage commissions, acquired fund fees and expenses and extraordinary expenses), to the extent that our management fees plus the Fund’s ordinary annual operating expenses exceed 2.59%, 3.34%, 2.59%, 2.34% and 2.84% per annum of the Fund's average daily net assets attributable to Class A, Class C, Class W, Class I and Class L shares, respectively.

Additionally, this Expense Limitation Agreement may not be terminated by Resource Alternative Advisor, LLC but may be terminated by the Fund’s Board of Trustees, on 60 days written notice to Resource Alternative Advisor, LLC.

Any waiver or reimbursement by us is subject to repayment by the Fund within three years from the date we waived any payment or reimbursed any expense, if the Fund is able to make the repayment without exceeding the expense limitation in place at the time of waiver or the current expense limitation and the repayment is approved by the Board of Trustees.

Yours Very Truly,

RESOURCE ALTERNATIVE ADVISOR, LLC

By:
Name:	Alan Feldman
Title:	Senior Vice President
Date:	November 25, 2019

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

RESOURCE CREDIT INCOME FUND

By:
Name:	Justin Milberg
Title:	President
Date:	November 25, 2019

4837-3023-5219.1